Reflect Scientific, Inc. Signs Final Merger Agreement to Acquire Image Laboratories International


Orem, Utah -- (BUSINESS WIRE) Thursday, November 16, 2006, Reflect Scientific, Inc. (OTC: BB RSCF), an industry leader whose business is the manufacture, supply and distribution of laboratory equipment and related supplies to the Life Sciences industry announces today that it has signed an Agreement and Plan of Merger (the "Merger Agreement") with Smithgall & Associates, Inc. dba Image Labs International whereby the Company will acquire Image Labs. The Company has agreed to fund the sum of $1,000,000 prior to December 31, 2006, unless otherwise agreed to by the parties, for use in the development of the Image Labs business, as a condition to the closing of the Merger Agreement. No assurance can be given that this Merger Agreement will be completed.

Under Merger Agreement, Reflect will employ Mr. Smithgall for an initial term of three years. Simultaneously with the closing, the Company will employ another person associated with a business segment of Image Labs, which Reflect management believes will benefit the transition of Image Labs into the Company's businesses.

Mr. Kim Boyce, CEO Reflect Scientific, added: "We are pleased to sign the final merger agreement with Image Labs. This acquisition complements our analytical tools business including additional automation engineering. Our management team feels this acquisition will add significantly to the production of our Cryometrix products, which has demonstrated tremendous opportunity for our Company's growth."

About Image Labs International (ILI)

Established in 1993 and located in Bozeman, Montana, ILI is a manufacturer and developer of factory automation equipment. The primary product lines focus in the areas of automated inspection, measurement and material handling. The company operates within dynamic capital equipment markets and has been listed on the INC 500 as one of America's fastest growing companies.

About Reflect Scientific, Inc.

Reflect Scientific provides products for the biotechnology, pharmaceutical and medical industries and has had consistent year-over-year growth for more than 13 years. Reflect Scientific targets strategic acquisitions that will increase revenue and profits in their primary markets and that will fulfill Reflect's strategic imperative of significant, sustained revenue growth through innovative market need-based products.

For information related to the Reflect Scientific, contact Investor Relations:
Michael Dancy, 801-746-3570, email: medancy@allwest.net, or visit: www.reflectscientific.com.

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.